Exhibit 99

FPL Group, Inc. Corporate Communications Media Line: 305 552-3888 September 15, 2008 FOR IMMEDIATE RELEASE

FPL Group sees no material adverse impact from Lehman Brothers

JUNO BEACH, Fla. - On Sept. 15, 2008, Lehman Brothers Holdings Inc. (Lehman) filed for protection under Chapter 11 of the federal Bankruptcy Code in the U. S. Bankruptcy Court, Southern District of New York.  FPL Group, Inc. (NYSE: FPL) and its subsidiaries, including Florida Power & Light Company (FPL) and FPL Energy, LLC (FPL Energy), have certain business relationships with subsidiaries of Lehman.  FPL Group and FPL believe the Lehman bankruptcy and its potential impact on subsidiaries of Lehman will not have a material adverse effect on FPL Group or FPL.

Certain of FPL Group's subsidiaries, including FPL, are counterparties with Lehman Brothers Commodity Services Inc. (Lehman Commodity Services), a subsidiary of Lehman, in wholesale energy marketing transactions.  The obligations of Lehman Commodity Services are guaranteed by Lehman, and the Lehman bankruptcy filing gives the FPL Group subsidiaries the right to terminate the transactions.  As of Sept. 15, 2008, FPL Group and its subsidiaries did not have any direct net credit exposure to Lehman Commodity Services, based on existing contracts and current market prices.  FPL Group and FPL believe they may have some indirect credit exposure as a result of Lehman's obligations with regional transmission organizations.  At this time, FPL Group and FPL are unable to determine the impact of this potential indirect credit exposure but, based on information currently available, do not believe that such exposure will have a material adverse effect on FPL Group or FPL.

FPL and FPL Group Capital Inc (FPL Group Capital) have aggregate credit facility commitments of $6.5 billion with a large consortium of banks, including Lehman Brothers Bank, FSB, a subsidiary of Lehman.  As of Sept. 15, 2008, Lehman Brothers Bank, FSB's total commitment within these credit facilities was $110 million ( FPL Group Capital - $83 million; FPL - $27 million).  FPL Group and FPL do not believe that the potential reduction in available capacity under the credit facilities will have a significant impact on either company's liquidity.

FPL Group and its subsidiaries, including FPL, continue to monitor the Lehman bankruptcy and will consider all actions necessary to protect their respective rights.

FPL Group, with annual revenues of over $15 billion, is nationally known as a high quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 27 states, it is widely recognized as one of the country's premier power companies.  Its rate-regulated subsidiary, Florida Power & Light Company, serves approximately 4.5 million customer accounts in Florida. FPL Energy, LLC, an FPL Group competitive energy subsidiary, is a leader in producing electricity from clean and renewable fuels. Additional information is available on the Internet at www.FPLGroup.com, www.FPL.com and www.FPLEnergy.com.

Forward-Looking Statements:

FPL Group and FPL make statements in this report that are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other important factors that could cause actual performance or achievements to be materially different from those projected.  For a full discussion of risks, uncertainties, and other important factors, see FPL Group and FPL's Form 10-K for the year ended December 31, 2007 and subsequent Form 10-Qs.